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                                                                 EXHIBIT 99.2

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 24, 1997